EXHIBIT 12

Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(Dollar amounts in thousands)

	Twenty-Six Weeks Ended
	June 27,	June 29,
	2004	2003
Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in accounting principle	$1,181,815	$612,737
Add interest portion of rental expense	29,767	29,545
Deduct undistributed earnings of equity affiliates	(10,641)	(10,411)

Available earnings before cumulative effect of a change in accounting principle	$1,200,941	$631,871

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$405,312	$405,702
Weyerhaeuser Real Estate Company and other related subsidiaries	29,521	26,879

Subtotal	434,833	432,581
Less intercompany interest	(283)	46

Total interest expense incurred	434,550	432,627
Amortization of debt expense	8,023	6,925
Interest portion of rental expense	29,767	29,545

Total fixed charges	$472,340	$469,097

Ratio of earnings to fixed charges	2.54	1.35

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other
Related Subsidiaries Accounted for on the Equity Method, but Excluding the
Undistributed Earnings of those Subsidiaries Computation of Ratios of
Earnings to Fixed Charges
(Dollar amounts in thousands)

	Twenty-Six Weeks Ended
	June 27,	June 29,
	2004	2003
Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in accounting principle	$1,150,895	$575,784
Add interest portion of rental expense	27,219	27,491
Deduct undistributed earnings of equity affiliates	3,747	(4,152)
Deduct undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(237,795)	(185,524)

Available earnings before cumulative effect of a change in accounting principle	$944,066	$413,599

Fixed charges:
Interest expense incurred	$405,312	$405,702
Amortization of debt expense	8,023	6,925
Interest portion of rental expense	27,219	27,491

Total fixed charges	$440,554	$440,118

Ratio of earnings to fixed charges	2.14	0.94 (1)

(1)	Fixed charges exceeded available earnings before the cumulative effect of a change in accounting principle of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries by approximately $27 million for the twenty-six weeks ended June 29, 2003.